Exhibit 99.1

SOHU Announces Departure of Chief Financial Officer

BEIJING, Dec. 9 /PRNewswire-FirstCall/ — SOHU.com (Nasdaq: SOHU—News), China’s leading online media, communications, commerce and mobile value-added services company, today announced that Derek Palaschuk, Chief Financial Officer and Senior Vice-President Finance, has decided he wants to leave SOHU next year and has so informed the Company. Derek Palaschuk has agreed to stay with the Company until a suitable replacement has been found and to spend some time overlapping with his successor.

“We thank Derek for his tremendous contributions to SOHU in the past three and one half years and understand his wish to move to Shanghai and be united with his family. He’s been with us since before the initial public offering, through three acquisitions, a convertible bond issue and the implementation of the Sarbanes-Oxley Act. We wish Derek success in his continuing career,” said Charles Zhang, Chairman and CEO of SOHU.

Safe Harbor Statement

This announcement contains forward-looking statements. We may also make written or oral forward-looking statements in our periodic reports to the Securities and Exchange Commission on Forms 10-K, 10-Q, 8-K, etc., in our annual report to shareholders, in our proxy statements, in press releases and other written materials and in oral statements made by our officers, directors or employees to third parties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that the events described in this press release should not be interpreted as having any material effect on SOHU’s revenues or profitability. We further caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, SOHU’s historical and possible future losses, limited operating history, uncertain regulatory landscape in the People’s Republic of China, fluctuations in quarterly operating results, and the company’s reliance on online advertising sales, e-subscriptions (most of which are collected from a few telecom operators) and e-commerce for its revenues. Further information regarding these and other risks is included in SOHU’s Annual Report on Form 10K for the year ended December 31, 2002, Quarterly Report on Form 10Q for the quarter ended September 30, 2003 and other filings with the Securities and Exchange Commission.

About SOHU

SOHU.com (Nasdaq: SOHU—News) is China’s premier online brand and indispensable to the daily life of millions of Chinese who use the portal network for their e-mail, SMS messaging, news, search, browsing, games, instant messaging and shopping. SOHU has built the most comprehensive matrix of web properties in China, consisting of the mass portal and leading online media destination www.sohu.com ; the #1 online alumni club www.chinaren.com; #1 games portal www.17373.com and top real estate website www.focus.cn. This network of web properties offers the vast SOHU user community the broadest possible choices regarding information, entertainment, communication and commerce. SOHU.com, established by Dr. Charles Zhang, one of China’s Internet pioneers, is in its seventh year of operation.

For further information:

Caroline Straathof

SOHU Investor Relations and Communications

Tel: +86 10 6510 1379

E-mail: ir@sohu-inc.com

http://www.sohu.com/about/English/